Exhibit 16.1

Raich Ende Malter & Co. LLP
Certified Public Accountants	1375 Broadway	90 Merrick Avenue	330 Fifth Avenue
	New York, NY 10018	East Meadow, NY 11554	Suite 1300
	212.944.4433	516.228.9000	New York, NY 10001
	212.944.5404 (fax)	516.228.9122 (fax)	212.686.2224
	cpa@rem-co.com		212.481.3274 (fax)

September 28, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re: VOIS, Inc.

Ladies and Gentlemen:

We have read the statements of VOIS Inc. pertaining to our firm included under Item 4.01 of Form 8-K/A dated September 24, 2007 and agree with such statements as they pertain to our firm. We consent to the filing of a copy of this letter as an exhibit to such Current Report.

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP
Certified Public Accountants